SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

UNIVERSAL HEALTH SERVICES, INC.

April 16, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Universal Health Services, Inc. to be held at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania, on May 19, 2004, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	the election of a director by the holders of Class A and Class C Common Stock;

(2)	the election of a director by the holders of Class B and Class D Common Stock; and

(3)	the approval of an increase in the number of shares of Class B Common Stock available for issuance under the 2001 Employees’ Restricted Stock Purchase Plan by 600,000 shares.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please either vote by telephone, internet, or promptly sign and return your proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for Stockholders’ comments and discussion relating to the Company.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller

Chairman, President and

Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2004

Notice is hereby given that the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) will be held on Wednesday, May 19, 2004 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	To have the holders of Class A and Class C Common Stock elect one Class II director, to serve for a term of three years until the annual election of directors in the year 2007 and election and qualification of his successor.

(2)	To have the holders of Class B and Class D Common Stock elect one Class II director to serve for a term of three years until the annual election of directors in the year 2007 and election and qualification of his successor.

(3)	To have the holders of Class A, B, C and D Common Stock vote upon the proposal to approve an increase in the number of shares of Class B Common Stock available for issuance under the 2001 Employees’ Restricted Stock Purchase Plan by 600,000 shares.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 8, 2004, are entitled to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. IN ANY EVENT, PLEASE VOTE BY TELEPHONE, INTERNET OR MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 16, 2004

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

GENERAL

This Proxy Statement and enclosed forms of Proxy (first mailed to stockholders on or about April 16, 2004) are furnished in connection with the solicitation by the Board of Directors of Universal Health Services, Inc. (the “Company”) of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The meeting will be held on Wednesday, May 19, 2004 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. The Annual Meeting is being held (1) to have the holders of Class A and C Common Stock elect one Class II director of the Company, to serve for a term of three years until the annual election of directors in 2007 and the election and qualification of his successor; (2) to have the holders of Class B and D Common Stock elect one Class II director of the Company, to serve for a term of three years until the annual election of directors in 2007 and the election and qualification of his successor; (3) to have the holders of Class A, B, C and D Common Stock vote upon the proposal to approve an increase in the number of shares of Class B Common Stock available for issuance under the 2001 Employees’ Restricted Stock Purchase Plan by 600,000 shares; and (4) to transact such other business as may properly be brought before the meeting or any adjournment thereof.

A copy of the Company’s Annual Report to Stockholders, including financial statements for the year ended December 31, 2003 is enclosed herewith.

A separate form of Proxy applies to the Company’s Class A and Class C Common Stock and a separate form of Proxy applies to the Company’s Class B and Class D Common Stock. Enclosed is a Proxy for the shares of stock held by you on the record date. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by the Company prior to the Annual Meeting, be voted FOR each of the nominees for directors. Any Proxy executed and returned to the Company is revocable by delivering a later signed and dated Proxy or other written notice to the Secretary of the Company at any time prior to its exercise. A Proxy is also subject to revocation if the person executing the Proxy is present at the meeting and chooses to vote in person.

VOTING

Only stockholders of record as of the close of business on April 8, 2004 are entitled to vote at the Annual Meeting. On that date, 3,328,404 shares of Class A Common Stock, par value $.01 per share, 335,800 shares of Class C Common Stock, par value $.01 per share, 54,462,175 shares of Class B Common Stock, par value $.01 per share, and 30,339 shares of Class D Common Stock, par value $.01 per share, were outstanding.

The Company’s Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share. Each holder of Class A Common Stock may cumulate his votes for directors giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares of Class A Common Stock, or he may distribute his votes on the same principle among as many candidates as he shall see fit. For a holder of Class A Common Stock to exercise his cumulative voting rights, the stockholder must give notice at the meeting of his intention to cumulate his votes.

As to matters other than the election of directors, including the proposal to approve an increase in the number of shares of Class B Common Stock available for issuance under the 2001 Employees’ Restricted Stock Purchase Plan by 600,000 shares, the Company’s Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds). In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in their discretion, may require beneficial owners to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from the stock records of the Company.

Stockholders entitled to vote for the election of directors can withhold the authority to vote for any nominee.

As of April 8, 2004, the shares of Class A and Class C Common Stock constituted 6.3% of the aggregate outstanding shares of the Company’s Common Stock, had the right to elect six members of the Board of Directors and constituted 84.9% of the general voting power of the Company; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options), constituted 93.7% of the outstanding shares of the Company’s Common Stock, had the right to elect two members of the Board of Directors and constituted 15.1% of the general voting power of the Company.

As of March 31, 2004, the Company’s current directors and officers as a group owned of record or beneficially 3,321,004 shares of Class A Common Stock, 812,347 shares of Class B Common Stock (excluding shares issuable upon exercise of options), 335,040 shares of Class C Common Stock and 1,260 shares of Class D Common Stock, representing 99.8%, 1.5%, 99.8% and 4.2%, respectively, of the outstanding shares of each class and constituting 84.9% of the general voting power of the Company on that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2004, the number of shares of equity securities of the Company and the percentage of each class owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of the general voting power of the Company currently held, by (i) all stockholders known by the Company to own more than 5% of any class of the Company’s equity securities, (ii) all directors and nominees of the Company who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

	Title of Class
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)	Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)		Percentage of General Voting Power(3)

Leatrice Ducat National Disease Research Interchange 645 N. Michigan Avenue Ste. 800 Chicago, IL 60611		22,200	(5)(12)						(5)

John H. Herrell 1021 10th Street, S.W. Rochester, MN 55902		17,000	(5)(12)						(5)

Robert H. Hotz Houlihan Lokey Howard & Zukin 685 Third Avenue, 15th Floor New York, NY 10017		50,000	(5)(12)						(5)

Alan B. Miller	3,287,300(6)	5,395,668	(4)(6)(12)	330,844				83.8%
	(98.8%)	(9.9%)		(98.5%)

Anthony Pantaleoni Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, NY 10103	8,904(5)	47,896	(4)(5)(7)(12)	1,096	(5)	560	(5)		(5)

John F. Williams, Jr., M.D. George Washington University 2300 Eye Street, N.W. Suite 713E Washington, DC 20037		10,300	(5)(12)						(5)

Name and Address of Beneficial Owner(1)	Class A Common Stock(2)	Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)	Percentage of General Voting Power(3)
Debra K. Osteen		157,093	(5)(12)				(5)

O. Edwin French		28,483	(5)(12)				(5)

Steve G. Filton		194,990	(5)(12)				(5)

Richard C. Wright	24,800(5)	77,396	(4)(5)(12)	3,100	(5)	700(5)	(5)

Westport Asset Management, Inc.		3,604,388	(8)				(5)
253 Riverside Avenue Westport, CT 06880		(6.6%)

Private Capital Management, L.P. 3003 Tamiami Trail North Naples, FL 33940		8,559,700 (15.7%)	(9)				(5)

FMR Corp. 82 Devonshire Street Boston, MA 02109		4,526,917 (8.34%)	(10)				(5)

Neuberger Berman Inc. 605 Third Avenue New York, NY 10158		4,083,143 (7.53%)	(11)				(5)

All directors & executive officers	3,321,004	6,001,026	(4)(12)	335,040		1,260	(84.9%)
as a group (10 persons)	(99.8%)	(11.0%)		(99.8%)		(4.2%)

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.
(3)	As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).
(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.
(5)	Less than 1%.
(6)	Includes 200,000 shares of Class A Common Stock which are beneficially owned by Mr. Miller and are held by Mr. Miller in Trust for the benefit of his spouse; 566,619 shares of Class A Common Stock which are held by three trusts of which Mr. Miller and Mr. Pantaleoni are trustees, for the benefit of Mr. Miller and certain members of his family; 444,447 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are three other trusts (“2002 Trusts”) of which Marc Miller (who is the son of Alan B. Miller and an employee of the Company) and Mr. Pantaleoni are trustees. The trustees of the 2002 Trusts have appointed Marc Miller as the manager of the A. Miller Family, LLC. During the tenure of such appointment (which is at the discretion of the trustees), Marc Miller has voting and dispositive power with respect to the Class A Common Stock held by the A. Miller Family, LLC.
(7)	Includes 3,780 shares of Class B Common Stock and 560 shares of Class D Common Stock which are beneficially owned by Mr. Pantaleoni and are held by Mr. Pantaleoni in trust for the benefit of certain members of his family.
(8)	These securities are held by Westport Asset Management, Inc., a registered investment advisor. Information is based on Amendment No. 5 to Schedule 13G dated February 17, 2004.
(9)	These securities are held by Private Capital Management, LP. a registered investment advisor. Information is based on Amendment No. 2 to Schedule 13G dated February 13, 2004.
(10)	These securities are held by FMR Corp. Information is based on Form SC 13G dated February 17, 2004.
(11)	These securities are held by Neuberger Berman, Inc., a registered investment advisor. Information is based on Form SC 13G dated February 9, 2004.
(12)	Includes 1,531,375 shares issuable pursuant to stock options to purchase Class B Common Stock held by directors and officers of the Company and exercisable within 60 days of March 31, 2004 as follows: Leatrice Ducat (20,000); John H. Herrell (15,000); Robert H. Hotz (20,000); Alan B. Miller (1,230,000); Anthony Pantaleoni (30,000); John F. Williams, Jr., M.D. (10,000); Debra K. Osteen (76,250); Steve Filton (83,500); O. Edwin French (20,375); and Richard C. Wright (26,250).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently fixed at six members, and is divided into three classes, with members of each class serving for a three-year term. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting. Under the Company’s Restated Certificate of Incorporation, holders of shares of the Company’s outstanding Class B and Class D Common Stock are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in each of Class II and Class III, and the holders of Class A and Class C Common Stock are entitled to elect the remaining directors, currently four directors, two in Class I, one in Class II, and one in Class III.

The persons listed below currently constitute the Company’s Board of Directors. The term of the Class II directors, Mr. Anthony Pantaleoni and Mr. Robert H. Hotz, expires at the 2004 Annual Meeting. Mr. Anthony Pantaleoni has been nominated to be elected by the holders of Class A and Class C Common Stock and Mr. Robert H. Hotz has been nominated to be elected by the holders of Class B and Class D Common Stock. The Company has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected.

The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

NOMINEES WHOSE TERMS EXPIRE IN 2004

Anthony Pantaleoni	II	A Common C Common	64	Of Counsel to the law firm of Fulbright & Jaworski L.L.P., New York, New York. Director of AAON, Inc. The Company utilized during the year ended December 31, 2003 and currently utilizes the services of Fulbright & Jaworski L.L.P. as outside counsel.	1982

Robert H. Hotz	II	B Common D Common	59	Senior Managing Director, Head of Investment Banking, Member of the Board of Directors, Houlihan Lokey Howard & Zukin, New York, NY; former Senior Vice Chairman, Investment Banking for the Americas, UBS Warburg, LLC, New York, NY.	1991

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

DIRECTORS WHOSE TERMS EXPIRE IN 2005

Alan B. Miller	III	A Common C Common	66	Chairman of the Board, President and Chief Executive Officer of the Company since 1978. Prior thereto, President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Trustee of Universal Health Realty Income Trust. Director of Penn Mutual Life Insurance Company, CDI (NYSE) Corp. and Broadlane, Inc.	1978

John F. Williams, Jr., M.D., Ed.D.	III	B Common D Common	55	University Provost of George Washington University since January 1, 2004; Vice President for Health Affairs of George Washington University since 1997; Dean of George Washington University from 1997 through 2003; Prior thereto, Medical Director of The George Washington University Hospital, and Associate Vice President for Graduate Medical Education at the School of Medicine and Health Sciences; Member of the American Public Health Association, the American Medical Association, the New York Academy of Sciences, the American Society of Anesthesiologists and the Society of Critical Care Medicine.	1999

DIRECTORS WHOSE TERMS EXPIRE IN 2006

John H. Herrell	I	A Common C Common	63	Former Chief Administrative Officer of Mayo Foundation from 1993 through 2002; Chief Financial Officer of Mayo Foundation from 1984 until 1993 and various other capacities since 1968.	1993

Leatrice Ducat	I	A Common C Common	71	President and Founder, National Disease Research Interchange since 1980; President and Founder, Human Biological Data Interchange since 1988; Founder, Juvenile Diabetes Foundation, National and International Organization.	1997

Vote Required

The nominee receiving the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting as a class, and Class B and Class D Common Stock, voting as a Class respectively, present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as the Class II Directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompany proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

The Board of Directors recommends a vote FOR the election of these nominees as Directors

PROPOSAL NO. 2

APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF CLASS B COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE

2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN BY 600,000 SHARES

On March 17, 2004, the Board of Directors unanimously approved an amendment to the 2001 Employees’ Restricted Stock Purchase Plan (the “Restricted Stock Plan”) increasing the number of shares of Class B Common Stock available for issuance under the Restricted Stock Plan by 600,000 shares, subject to stockholder approval. As of March 31, 2004, 597,536 shares of restricted stock have been sold under the Restricted Stock Plan. Of these, 548,750 remained subject to the Company’s repurchase option. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock. As of March 31, 2004, and without taking into account the proposed amendment, 2,464 shares of Class B Common Stock remained available for issuance under the Restricted Stock Plan.

In assessing this proposal, stockholders should consider that executive officers of the Company are eligible to receive awards of restricted stock under the Restricted Stock Plan and thus may have a substantial interest in this proposal.

The following summary of the principal provisions of the Restricted Stock Plan is not a complete description of all terms and provisions. The Company will furnish a copy of the Restricted Stock Plan to any stockholder upon request to the Secretary of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (telephone number (610) 768-3300).

The Restricted Stock Plan currently provides for the issuance and sale of a total of 600,000 shares of Class B Common Stock to eligible personnel for a purchase price equal to par value. The proposed amendment would increase the total number of shares to 1,200,000. The number of shares that may be issued under the Restricted Stock Plan is subject to anti-dilution adjustments. On April 8, 2004, the closing price of a share of the Class B Common Stock, as reported on the New York Stock Exchange, was $45.60.

Shares may be sold under the Restricted Stock Plan to any employees or consultants of the Company or its subsidiaries. The Company has the right to repurchase the shares for the original purchase price (par value) if specified vesting conditions are not met. Should the Company repurchase any shares, such shares they will again be available for issuance under the Restricted Stock Plan. No more than 400,000 shares may be sold under the Restricted Stock Plan to any individual in any calendar year.

The Restricted Stock Plan is administered by the Compensation Committee. The Compensation Committee has full authority and discretion in the administration of the Restricted Stock Plan, including the authority to determine who will be entitled to purchase shares of Class B Common Stock and the vesting and other terms and conditions of such purchase.

Vesting conditions on shares sold under the Restricted Stock Plan may consist of continuing employment for a specified period of time following the purchase date. Alternatively, vesting may be tied to the satisfaction of specific performance objectives established by the Compensation Committee based upon any one or more of the following criteria:

•	attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing,

•	attainment of certain target income levels of, or a percentage increase in, after-tax or pre-tax profits;

•	attainment of certain target levels of, or a specified increase in, operational cash flow;

•	achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Compensation Committee;

•	attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

•	attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital;

•	attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

•	attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

•	attainment of certain target levels in the fair market value of the shares of the Class B Common Stock; and

•	growth in the value of an investment in the Class B Common Stock assuming the reinvestment of dividends.

The Compensation Committee is solely responsible for determining whether a performance-based vesting condition is satisfied at the end of the applicable performance period.

In general, a vesting condition based upon any of the above performance criteria will qualify for the “performance-based compensation” exception to the deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), if it is established in writing by the Compensation Committee within 90 days of the beginning of the applicable performance period, and it is sufficiently objective to enable a third party having knowledge of the relevant facts to determine whether the condition is met. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” unless it is “performance-based compensation.”

In general, for federal income tax purposes, an individual who purchases shares under the Restricted Stock Plan will recognize ordinary income if and when the shares vest—i.e., when the shares are no longer subject to the Company’s repurchase right—and the Company will be entitled to a corresponding deduction. The Company’s deduction may be affected by the deduction limitation of Section 162(m) of the Code with respect to shares sold under the Restricted Stock Plan that are subject to service-based vesting conditions. It is anticipated, however, that the Company’s deduction will not be limited in the case of shares sold under the Restricted Stock Plan subject to performance-based vesting conditions.

Shares may be sold under the Restricted Stock Plan at any time prior to March 7, 2010, unless terminated as of an earlier date by the Board of Directors. The Board of Directors may amend the Restricted Stock Plan at any time. No amendment may adversely affect the rights of an individual with respect to outstanding restricted shares. Any amendment that would increase the number of shares that may be sold under the Restricted Stock Plan will require stockholder approval.

Awards of restricted stock under the Restricted Stock Plan are made at the discretion of the Compensation Committee. Consequently, the Company is unable to determine the awards that will be granted under the Restricted Stock Plan in the future.

Plan Benefits Granted To Date

Restricted Stock Plan

Name and Position	Dollar Value(1)	Number of Shares(3)
Alan B. Miller (2)	$16,843,324	331,090
O. Edwin French	$385,231	8,108
Debra K. Osteen	$729,450	14,261
Steve G. Filton	$896,557	17,528
Richard C. Wright	$596,869	11,669
All current executives as a Group	0	0
Non-Executive Directors as a Group	0	0
Non-Executive Officers, Employees as a Group	$9,313,699	182,086

(1)	Based on the closing price of the Class B Common Stock on the New York Stock Exchange on the date of grant.
(2)	Includes 11,600 shares granted to Mr. Miller in March, 2001 (market value of $501,410 on the date of grant) on which restrictions lapsed in March, 2002 and 319,490 shares granted in September, 2002 (market value of $16,341,914 on the date of grant). The 319,490 restricted shares granted in September, 2002, which are scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award, will vest only if the Company achieves a 14% cumulative increase in earnings during the two-year period ended December 31, 2004 as compared to the year ending December 31, 2002.
(3)	Restrictions on shares granted to employees other than Alan Miller lapse as follows: restrictions on 1/3 of the shares granted lapse on each of the third, fourth and fifth anniversary of the grant date.

Approximately 300 employees and consultants are eligible to participate in the Restricted Stock Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding issued and outstanding options)
Equity compensation plans approved by security holders:	3,181,985	$35.47	3,334,137
Equity compensation plans not approved by security holders:	0	—	0

TOTAL	3,181,985	$35.47	3,334,137

Vote Required

The affirmative vote of the holders of a majority of the shares of the Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the amendment to the Restricted Stock Plan. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the National Association of Securities Dealers, Inc. (the “NASD”), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), NYSE-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2”—APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF CLASS B COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN BY 600,000 SHARES—TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

The Company believes that during the 2003 fiscal year, the officers, directors and holders of more than 10% of the Company’s Class A and Class B Common Stock complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid or to be paid by the Company as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chairman of the Board, President, and Chief Executive Officer, the four highest paid executive officers of the Company and one additional individual who would have been included in the table but for the fact that he was not serving as an executive officer of the Company at the end of the 2003 fiscal year, for such period in all capacities in which they served.

SUMMARY COMPENSATION TABLE

		Annual compensation			Long-term compensation awards
Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (a)	Restricted stock awards($) (b)	Securities Underlying Options (#)	All other compen- sation ($) (c)
Alan B. Miller, Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$1,091,800 1,030,000 1,000,000	$737,000 1,390,500 1,200,000	$7,406,563 1,976,660 0	$0 16,341,914 31,390	0 0 1,000,000	$79,702 77,269 92,924

O. Edwin French, Senior Vice President	2003 2002 2001	$425,000 362,503 87,501	$100,000 218,000 0	$0 0 0	$281,550 103,681 0	40,000 21,500 20,000	$6,000 1,750 0

Debra K. Osteen, Vice President	2003 2002 2001	$290,000 272,950 265,000	$189,000 254,000 241,000	$138,103 60,658 174,622	$0 729,450 2,977	3,000 0 80,000	$6,000 3,667 3,400

Steve G. Filton, Senior Vice President and Chief Financial Officer	2003 2002 2001	$286,500 269,000 247,650	$129,000 194,000 208,000	$529,684 111,207 351,298	$0 896,557 3,698	0 0 80,000	$6,000 4,000 3,400

Richard C. Wright, Vice President	2003 2002 2001	$234,153 225,500 218,525	$70,579 259,581 165,000	$277,138 337,134 521,277	$0 596,869 812	0 0 80,000	$6,000 3,992 3,400

Kirk E. Gorman, former Senior Vice President, Treasurer and Chief Financial Officer (d)	2003 2002 2001	$314,446 322,088 310,375	$0 290,000 248,000	$1,043,231 202,194 498,727	$0 1,150,670 6,224	0 0 120,000	$156,000 4,000 3,400

(a)	Prior to July 1, 2002, the Company loaned employees funds to pay the income tax liabilities incurred upon the exercise of their stock options (“Loan Program”). Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation. Other annual compensation represents forgiveness of principal under the Loan Program.

(b)	Restricted stock awards represent: (i) the portion of additional restricted shares (“Premium Shares”) equal to 20% of the Bonus Shares issued in prior years which vested in 2001; and (ii) the value of the Class B Common Shares issued in connection with the 2001 Employees’ Restricted Stock Purchase Plan (the “2001 Plan”). Restrictions on one-half of the Bonus Shares and the Premium Shares lapse after one year from date of grant and restrictions on the remaining Bonus Shares and Premium Shares lapse two years after the date of grant. There were no bonus shares issued in 2003, 2002 or 2001. Unless otherwise indicated, restrictions on the shares granted pursuant to the 2001 Plan will lapse ratably on the third, fourth and fifth anniversary dates of the award. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

Restricted stock awards in 2002 for Mr. Alan B. Miller were $16,341,914 representing the value on the date of grant of 319,490 shares awarded in September, 2002 under the 2001 Plan. The shares issued to Mr. Miller, which are scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award, will be awarded only if the Company achieves a 14% cumulative increase in earnings during the two-year period ending December 31, 2004, as compared to the year ended December 31, 2002. Restricted stock awards in 2001 for Mr. Miller were $31,390 representing the value of the vested portion of the Premium Shares.

Restricted stock awards in 2003 for Mr. O Edwin French were $281,550 representing the value on the date of grant of 6,081 shares awarded in July, 2003 under the 2001 Plan. Restricted stock awards in 2002 for Mr. French were $103,681 representing the value on the date of grant of 2,027 shares awarded in September, 2002 under the 2001 Plan.

Restricted stock awards in 2002 for Ms. Debra K. Osteen were $729,450 representing the value on the date of grant of 14,261 shares awarded in September, 2002 under the 2001 Plan. Restricted stock awards in 2001 for Ms. Osteen were $2,977 representing the value of the vested portion of the Premium Shares.

Restricted stock awards in 2002 for Mr. Steve G. Filton were $896,557 representing the value on the date of grant of 17,528 shares awarded in September, 2002 under the 2001 Plan. Restricted stock awards in 2001 for Mr. Filton were $3,698 representing the value of the vested portion of the Premium Shares.

Restricted stock awards in 2002 for Mr. Richard C. Wright were $596,869 representing the value on the date of grant of 11,669 shared awarded in September, 2002 under the 2001 Plan. Restricted stock awards in 2001 for Mr. Wright were $812 representing the value of the vested portion of the Premium Shares.

Restricted stock awards in 2002 for Mr. Kirk E. Gorman were $1,150,670 representing the value on the date of grant of 22,496 shares awarded in September, 2002 under the 2001 Plan. These shares were cancelled during the first quarter of 2003 (see (d)). Restricted stock awards in 2001 for Mr. Gorman were $6,224 representing the value of the vested portion of the Premium Shares.

At December 31, 2003, there were 553,142 shares of unvested restricted stock outstanding with an aggregate market value of $29,714,788 as of that date.

(c)	All other compensation for Mr. Miller includes $73,702 in 2003, $73,702 in 2002 and $89,524 in 2001 of imputed interest income resulting from the split dollar, second to die insurance agreements, covering policies with combined face values of $30.5 million entered into in January, 2002 and $16.0 million entered into in October, 1998 (see Split Dollar Life Insurance Agreements for additional disclosure). Other compensation for Mr. Miller also includes $6,000 in 2003, $3,567 in 2002 and $3,400 in 2001 of 401(k) matching contributions made by the Company. All other compensation for Mr. Kirk E. Gorman includes $150,000 lump sum severance payment in 2003 pursuant to an agreement between Mr. Gorman and the Company. Other compensation for Mr. Gorman also includes $6,000 in 2003, $4,000 in 2002 and $3,400 in 2001 of 401(k) matching contributions made by the Company. All other compensation in all years presented for Messrs. French, Filton and Wright and Ms. Osteen consist of 401(k) matching contributions made by the Company.

(d)	During the first quarter of 2003, Mr. Kirk E. Gorman ceased being the Chief Financial Officer and an Officer of the Company. Pursuant to an agreement between Mr. Gorman and the Company, Mr. Gorman remained an employee of the Company at his then current salary through November 30, 2003.

As part of the Company’s Executive Incentive Plan, target levels of net income and return on assets for the Company as a whole are recommended on an annual basis by senior management of the Company and approved by the Committee of the Board of Directors which administers the Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (a)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Alan B. Miller	0	0.0%	N/A	N/A	$0	$0
O. Edwin French	20,000	4.3%	$38.5000	03/19/2008	$212,736	$470,093
	20,000	4.3%	$46.3000	07/23/2008	$255,835	$565,332
Debra K. Osteen	3,000	0.6%	$38.5000	03/19/2008	$31,910	$70,514
Steve G. Filton	0	0.0%	N/A	N/A	$0	$0
Richard C. Wright	0	0.0%	N/A	N/A	$0	$0

(a)	Options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth years after date of grant. The options expire five years after the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Miller	300,000	$6,891,000	1,007,500	522,500	$25,756,055	$6,364,221
O. Edwin French	0	$0	15,375	66,125	$123,286	$601,259
Debra K. Osteen	13,500	$437,551	50,500	51,500	$662,561	$725,406
Steve G. Filton	7,500	$163,725	67,250	46,250	$1,438,753	$649,040
Richard C. Wright	41,250	$656,322	0	46,250	$0	$649,040

(1)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on the date of exercise.

(2)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 31, 2003 of $53.72 per share.

Employment Agreement

The Company and Alan B. Miller have entered into an amended and restated employment agreement as of November 14, 2001 (the “Employment Agreement”) pursuant to which Mr. Miller will act as President and Chief Executive Officer of the Company until December 31, 2007 or, if the Company or Mr. Miller so elects, until December 31, 2012. In addition, the Employment Agreement provides for a five-year consulting arrangement commencing upon the expiration of the term of Mr. Miller’s active employment, during which period he will be paid an annual fee equal to one-half of his base salary in effect at the expiration of the term of active employment. During the period of his active employment, Mr. Miller is entitled to a salary of $1,091,800 for the year ended December 31, 2003, to be increased in each year thereafter by an amount equal to not less than the percentage increase in the consumer price index over the previous year. Mr. Miller is also entitled to an annual bonus of at least $100,000, payment of insurance premiums, other fringe benefits previously enjoyed in accordance with past practice, as well as such other compensation as the Board of Directors may determine in its discretion. Mr. Miller may be discharged only for cause or permanent disability. In connection with the Employment Agreement, Mr. Miller has agreed not to compete with the Company during the term of the Employment Agreement and for a period of one year after termination if he is terminated for cause.

Executive Retirement Income Plan

In October, 1993, the Board of Directors adopted the Executive Retirement Income Plan pursuant to which certain management or other highly compensated employees designated by the Board of Directors who have completed at least 10 years of active employment with the Company may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 and is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of full years (not to exceed 10) of the participant’s active employment with the Company. Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. Under certain circumstances, the participant may be entitled to elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. The estimated annual benefits payable (for the 60 months in which the participant receives benefits) upon retirement at age 65 for each of Alan B. Miller, O. Edwin French, Debra K. Osteen, Steve G. Filton and Richard C. Wright assuming their annual compensation increases by 4% annually, would be $341,000, $0, $157,000, $168,000 and $92,000 respectively. If an employee ceases employment with the Company prior to age 62, or an employee has not completed at least 10 years of active employment with the Company, no retirement income will be payable to the participant unless the Board of Directors determines otherwise.

Split Dollar Life Insurance Agreements

In October 1998, the Company entered into split dollar life insurance agreements, with a combined face value of $16.0 million, in connection with second to die insurance policies issued on the lives of Alan B. Miller and his wife and owned by the Alan B. Miller 1998 Dual Life Insurance Trust (the “1998 Trust”). This agreement and the related collateral assignment were assumed by and assigned to the Company in October 1998. As currently in force, this agreement requires the Company to make annual premium payments on the policies and gives the Company an economic interest in the policies. The Company is entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments. The Company’s interest in each policy is secured by a collateral assignment of the policy. In 2002 and 2003, the Company, with the consent of Mr. Miller, did not pay the annual premiums on these policies. The Company entered into two additional split dollar life insurance agreements, with a combined face value of $30.5 million, in connection with life insurance policies issued on the life of Alan B. Miller and owned by the Alan B. Miller 2002 Trust (the “2002 Trust”) in January 2002. These agreements and the related collateral assignments were assumed by and assigned to the Company in January 2002. As currently in force, these agreements require the Company to make annual premium payments on the policies and give the Company an economic interest in the policies. In January, 2002, the Company made premium payments pursuant to these agreements of $942,274, and the 2002 Trust reimbursed the Company the one-year term cost of the insurance protection to which the 2002 Trust is entitled under the insurance policies pursuant these split dollar life insurance agreements. Such cost is determined under the principles established by applicable U.S. Treasury Department pronouncements, notices, rulings and regulations in effect for determining such costs for insurance protection, which, subject to and until changed, shall be the lesser of the current published one-year term rates of the issuing insurance company pursuant to the guidelines set forth in Rev. Rul. 66-110 and Rev. Rul. 67-154 or the Table 2001 set forth in IRS Notice 2002-8. The Company is entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments. The Company’s interest in each policy is secured by a collateral assignment of the policy. In 2003 the Company, with the consent of Mr. Miller, did not pay the annual premiums on these two additional policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors is composed of Leatrice Ducat, John H. Herrell and John F. Williams, Jr., M.D. The Compensation Committee recommends, reviews and, with any changes it believes appropriate, approves the Company’s compensation program. All the members of the Compensation Committee are independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Anthony Pantaleoni is Of Counsel to Fulbright & Jaworski L.L.P., the law firm used by the Company as its principal outside counsel. This law firm also provides personal legal services to the Company’s Chief Executive Officer. Mr. Pantaleoni is also the trustee of certain trusts for the benefit of the Chief Executive Officer and his family.

The Company engaged J2Studios to provide certain website services. Jason King, the co-owner of J2Studios, is the son-in-law of Alan B. Miller, the Company’s President, Chairman and Chief Executive Officer. Fees earned by J2Studios for such services in 2003 were $62,000 on terms comparable to those the Company would have paid to an unaffiliated third party for such services.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation. During the third quarter of 2002, this Loan Program was terminated. Loans under this program were outstanding to the following individuals in the amounts indicated as of January 1, 2004: $180,000 to Alan B. Miller, $0 to O. Edwin French, $221,000 to Debra K. Osteen, $441,000 to Steve G. Filton and $458,000 to Richard C. Wright. Loans under this program were outstanding to the following individuals in the amounts indicated as of January 1, 2003: $7.6 million to Alan B. Miller, $0 to O. Edwin French, $359,000 to Debra K. Osteen, $970,000 to Steve G. Filton, $735,000 to Richard C. Wright and $1.8 million to Kirk E. Gorman.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

The Company believes that executive compensation should be closely related to the value delivered to stockholders. This belief has been adhered to by developing incentive pay programs which provide competitive compensation and reflect Company performance. Both short-term and long-term incentive compensation are based on Company performance and the value received by stockholders.

In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for stockholders while supporting the Company’s strategic business goals. In doing so, the compensation programs reflect the following themes:

•	Compensation should encourage increased stockholder value.

•	Compensation programs should support the short-term and long-term strategic business goals and objectives of the Company.

•	Compensation programs should reflect and promote the Company’s values, and reward individuals for outstanding contributions toward business goals.

•	Compensation programs should enable the Company to attract and retain highly qualified professionals.

Pay Mix and Measurement

The Company’s executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy.

Base Salary

The Company’s salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and general economic conditions.

Short-Term Incentives

In May 2002, the Company’s stockholders approved the adoption of the Company’s Executive Incentive Plan. The purpose of the Executive Incentive Plan is to provide annual performance-based incentive compensation to senior management and other executive officers that is exempt from the deduction limitation under Section 162(m) of the Internal Revenue Code.

Annual incentive compensation may be awarded under the Executive Incentive Plan to members of senior management and other executive officers of the Company and its affiliates. The Board of Directors has appointed a Compensation Committee comprised of Mr. Herrell, Dr. Williams and Ms. Ducat to administer the Executive Incentive Plan.

For each calendar year, the Committee will establish annual performance targets based upon an increase in “net income” from the preceding calendar year and/or “return on capital,” as determined by the Committee. For this purpose, “net income” means the net income of the Company (“Company Targets”) or of an affiliate, division (“Division Targets”), hospital or other unit and “return on capital” means net income divided by the quarterly average net capital of the Company or of an affiliate, division, hospital or other unit. For each calendar year, the Committee will also establish potential bonus amounts, expressed as a percentage of each participant’s base salary, which will be payable to a participant if the performance targets are met. The performance targets and potential bonus amounts may vary from year to year and from participant to participant, all as determined by the Committee.

If a participant’s performance targets for a calendar year are achieved, then the participant will be entitled to receive an incentive payment equal to 100% of the participant’s potential bonus amount for the year. No incentive compensation will be payable for a year if neither performance target is achieved, and a performance bonus (which may be greater than 100% of a participant’s base bonus amount) may be payable if either or both performance targets are exceeded for a calendar year.

After the end of each calendar year, the Committee, based upon the Company’s financial statements for the year, will determine the amount, if any, of the incentive compensation payable to each participant for the calendar year. A participant’s incentive award for a calendar year will be paid to the Participant at such time as the Committee determines after written certification by the Committee that the performance goals were in fact satisfied. The Committee may also establish a procedure pursuant to which payment of all or a portion of a participant’s incentive award for a calendar year will be deferred. Unless the Committee determines otherwise, no incentive award will be payable to a participant with respect to a calendar year if the participant’s employment with the Company and its affiliates terminates at any time prior to the payment thereof. In no event may a participant receive an incentive award under the Executive Incentive Plan in excess of $5,000,000 for any year.

The Board may amend or terminate the Executive Incentive Plan at any time. Unless sooner terminated by the Board, the Executive Incentive Plan will continue through the date of the first meeting of stockholders of the Company (or any adjournment thereof) in 2007.

During 2003: (i) Alan B. Miller, the Company’s Chairman of the Board, President and Chief Executive Officer, was entitled to a bonus of 68% of his base salary based on the achievement of the Company Targets;

(ii) O. Edwin French, a Senior Vice President of the Company, was entitled to a bonus of 11% of his base salary based on the achievement of Company Targets and the Division Targets and, on a discretionary basis, the Compensation Committee awarded him an additional bonus equal to 13% of his salary; (iii) Debra K. Osteen, a Vice President of the Company, was entitled to a bonus of 65% of her base salary based on the achievement of Company Targets and Division Targets; (iv) Steve G. Filton, Senior Vice President and Chief Financial Officer of the Company, was entitled to a bonus of 45% of his base salary based on the achievement of Company Targets, and; (v) Kirk E. Gorman, former Senior Vice President, Treasurer and Chief Financial Officer of the Company, was not entitled to a bonus. Seventy-five percent (75%) of the bonuses for Mr. French and Ms. Osteen were determined based on the achievement of the Division Targets and the remaining twenty-five percent (25%) of such bonuses were determined based on the achievement of Company Targets. Depending upon the actual performance of the Company and Divisions as compared to Company Targets and/or the Division Targets, the senior executives can receive bonuses up to 150% of their base salaries.

Long-Term Incentives

Stock options are granted from time to time to reward key employees’ contributions. The grant of options is based primarily on a key employee’s potential contribution to the Company’s growth and profitability. Options are granted at the prevailing market value of the Company’s Common Stock and will only have value if the Company’s stock price increases. Generally, grants of options vest in equal amounts over four years and key employees must be employed by the Company for such options to vest.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation.

During the third quarter of 2002, this Loan Program was terminated. As a replacement long-term incentive plan, the Compensation Committee of the Company’s Board of Directors approved the issuance of 548,750 shares (net of cancellations as of March 31, 2004) of restricted stock at $51.15 per share ($28.1 million in the aggregate) to various officers and employees pursuant to the Company’s 2001 Employees’ Restricted Stock Purchase Plan (“Restricted Stock”). The number of shares and the current value of the Restricted Stock issued to each employee were based on the estimated benefits lost by that employee as a result of the termination of the Loan Program. The Restricted Stock is scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award. Included in the Restricted Stock granted was 319,490 restricted shares issued to the Company’s Chief Executive Officer which are also scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award. However, the shares issued to the Company’s Chief Executive Officer will vest only if the Company achieves a 14% cumulative increase in earnings during the two-year period ended December 31, 2004, as compared to the year ended December 31, 2002.

2004 Compensation

The base salary for the Chairman and President was increased during 2004 to $1,135,500. This represents a 4.0% increase over 2003.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during 2003 adequately reflect the Company’s compensation goals and policies.

The Committee intends that performance-based compensation awarded to individuals will be to the extent practicable eligible for the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code but will in certain circumstances award compensation not eligible for such exception.

COMPENSATION COMMITTEE

Leatrice Ducat

John H. Herrell

John F. Williams, Jr., M.D.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(The Company, S&P 500 and Peer Group)

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the peer group, the old peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1998.

The above graph compares the performance of the Company with that of the S&P 500 Composite and a group of peer companies, where performance has been weighted based on market capitalization. Companies in the peer group, which consist of companies in the S&P Health Care Hospital Management Index (in which the Company is also included), are as follows: HCA Inc., Health Management Associates, Lifepoint Hospitals, Inc., Province Healthcare Company, Tenet Healthcare Corporation and Triad Hospitals, Inc.

COMPENSATION OF DIRECTORS

During 2004, the non-employee directors will be compensated for their service on the Board of Directors and Committees of the Board on an annual basis at $20,000 each. Additionally, during 2004, John H. Herrell, Chairman of the Audit Committee, will be compensated an additional $5,000, and Leatrice Ducat and Robert H. Hotz, members of the Audit Committee, will be compensated an additional $2,500 each.

During 2003, the non-employee directors were compensated $20,000 each for their service on the Board of Directors and Committees of the Board; John H. Herrell was paid an additional $5,000 as Chairman of the Audit Committee, and Leatrice Ducat and Robert H. Hotz were each paid an additional $2,500 as members of the Audit Committee.

During 1998, the Company adopted the Deferred Compensation Plan for UHS Board of Directors (the “Plan”). The Plan allows the Company’s Board of Directors to elect: (i) the amount of their compensation to be deferred; (ii) the future date when the deferred amounts should be paid; (iii) the method of distribution to be used when the deferred amounts are paid; and (iv) the investment measure to be used for crediting earnings on deferred amounts during the period held pursuant to the Plan. As of December 31, 2003, four members of the Company’s Board of Directors are participating in this Plan.

On March 19, 2003, all non-employee directors of the Company received an option to purchase 10,000 shares of the Company’s Class B Common Stock at an exercise price of $38.50 per share. Additionally on March 19, 2003, Messrs. Hotz and Pantaleoni each received an option to purchase 10,000 shares of the Company’s Class B Common Stock at an exercise price of $38.50 per share. These options granted to Messrs. Hotz and Pantaleoni were exercisable immediately and expire five years after the date of grant.

On January 17, 2001, all non-employee directors of the Company received an option to purchase 10,000 shares of the Company’s Class B Common Stock at an exercise price of $42.4063 per share. Unless otherwise indicated, all the above options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth years after date of grant. The options expire five years after the date of grant.

BOARD OF DIRECTORS

Meetings of the Board.    Regular meetings of the Board are generally held every other month, while special meetings are called when necessary. Before each Board or Committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2003, there were nine Board meetings. All current directors attended more than 75% of the meetings of the Board and of committees of the Board on which they served. Board members are expected to attend the annual meeting of stockholders. Six Board members attended the 2003 Annual Meeting of Stockholders.

Stockholders who wish to send communications to the Board or an individual director should address such communications to Universal Health Services, Inc., c/o Steve G. Filton, Secretary, Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

The Company’s Corporate Governance Guidelines provide that the Board shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board, executive sessions where non-management directors (i.e., directors who are not Company officers, but who do not otherwise have to qualify as “independent directors”) meet without management participation (except as otherwise specifically requested by the non-management directors). The non-management directors shall select the presiding director for executive sessions by rotating the position on an annual basis among the independent directors. Interested parties may communicate directly and confidentially with the presiding director or with the non-management directors of the Board as a group by writing to that person at Universal Health Services, Inc., c/o Steve G. Filton, Secretary, Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, PA 19406.

The Company is eligible to be treated as a controlled company under NYSE Rule 303A due to the fact that the family of Alan B. Miller holds more than 95% of the shares of Class A and Class C Common Stock, which elects 80% of the entire Board and constitutes more than 50% of the aggregate voting power of the Company. NYSE Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. The Company has elected to avail itself of a limited aspect of the Rule 303A exemption, determining that the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with the Company’s Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company. The Company currently intends to have a majority of independent directors on its Board and a majority of independent directors on its Compensation Committee and Nominating & Governance Committee.

The Board of Directors also has determined that four of its six members (Leatrice Ducat, John H. Herrell, Robert H. Hotz and John F. Williams, Jr., M.D.) are independent directors under the NYSE listing standards.

The Executive Committee, the Compensation Committee, the Audit Committee, the Nominating & Governance Committee and the Finance Committee are the standing committees of the Board of Directors, and may meet concurrently with the Board of Directors’ meetings.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors of the Company, to advise and aid the officers of the Company in all matters concerning the management of the business and, while the Board is not in session, has the power and authority of the Board to the fullest extent permitted under law. The Executive Committee met once in 2003. Members of the Committee are Alan B. Miller, Robert H. Hotz and Anthony Pantaleoni.

Compensation Committee. The Compensation Committee reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers, evaluates their performance, determines and approves their compensation level, reviews and determines the form and amount of compensation of the non-management members of the Board, administers incentive-compensation plans and equity-based plans and approves compensation awards, among other duties and responsibilities. This Committee either met or took action through unanimous written consent two times during 2003. The members of this Committee are Leatrice Ducat, John H. Herrell and John F. Williams, Jr., M.D.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditor’s qualifications and independence and the Company’s compliance with legal and regulatory requirements. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended, and attached hereto as Exhibit A.

The Company’s Board has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” director under the regulations adopted by the SEC and the NYSE and is financially literate and that John H. Herrell qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise. The Audit Committee met sixteen times during 2003. Members of this Committee are John H. Herrell, Robert H. Hotz and Leatrice Ducat.

Nominating & Governance Committee: The Nominating & Governance Committee was established, with respect to those Board members who are to be elected by the holders of Class B and Class D Common Stock of the Company in accordance with the Company’s Certificate of Incorporation (the “Class B and D Directors”), for the purpose of assisting the Board by identifying individuals who are qualified, consistent with criteria approved by the Board, to become Board members, and to recommend to the Board Class B and D Director nominees for the next annual meeting of stockholders at which a Class B and D Director is to be elected, developing and recommending to the Board a set of corporate governance principals in the form of corporate governance guidelines applicable to the Company, leading and overseeing the Board in its annual review of the performance of the Board and the Company’s management and recommending to the Board director nominees for each committee of the Board. The Committee provides such assistance in identifying and recommending Class A and Class C Common Stock Director nominees as may be requested by the entire Board. This Committee adopted the Company’s Corporate Governance Guidelines. This Committee did not meet in 2003, has met twice in 2004 and nominated Robert H. Hotz for reelection to the Board by holders of Class B and D Common Stock. The members of this Committee are Leatrice Ducat, Robert H. Hotz and John F. Williams, Jr. M.D. The members of the Nominating & Governance Committee are independent pursuant to the listing standards of the NYSE.

In light of the concentration of over 95% of the voting power of the Company’s Class A and Class C Common Stock in a single individual and related entities, and in accordance with the “Controlled Companies” exemption set forth in Section 303A of the New York Stock Exchange Listed Company Manual, the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with the Company’s Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company (the “Class A and C Directors”). The Nominating & Governance Committee shall, however, provide such assistance in identifying and recommending Class A and C Director nominees as may be requested by the entire Board.

The Nominating & Governance Committee will consider Class B and D Director nominees recommended by stockholders. Under the Company’s Restated Certificate of Incorporation, the number of directors to be elected by the Class B and D Common Stockholders is limited to 20% of the entire Board, or a maximum of two directors. Stockholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee c/o Steve G. Filton, Secretary, Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which stockholder proposals for presentation at the next annual meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board decides to increase the size of the Board.

The Nominating & Governance Committee will evaluate the recommended nominee considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board and the Nominating & Governance Committee deem would enhance the effectiveness of the Board and the governance of the Company. The Nominating & Governance Committee will evaluate a nominee on the same basis whether the individual is recommended by a stockholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify Class B and D Director candidates.

Finance Committee.    The Finance Committee is responsible for reviewing the Company’s overall long-term financial planning. The Finance Committee did not meet in 2003. Members of this Committee are Robert H. Hotz, Alan B. Miller and Anthony Pantaleoni.

A current copy of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Corporate Standards, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available on the Company’s website at www.uhsinc.com. Copies of these documents also are available in print to any stockholder who requests a copy. The Company intends to disclose any amendments to, or waivers granted with respect to, a provision of the Code of Ethics for Senior Financial Officers on the Company’s website within five business days following the date of the amendment or waiver.

AUDIT COMMITTEE REPORT

The Board of Directors of the Company is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of the Company’s accounting functions and internal controls.

The Committee reviews and evaluates, and discusses and consults with the Company’s management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Audit Committee acts under a written charter, as revised, and adopted and approved by the Board of Directors in March 2004 and attached hereto as Exhibit A. The Audit Committee reviews, acts on and reports to the Company’s Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Company’s Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommends to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for 2003:

•	First, the Committee discussed with the Company’s independent auditors the overall scope and plans for their audits.

•	Second, the Committee met with the independent auditors, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

•	Third, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	Fourth, the Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

•	Finally, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the Company’s financial statements with the Board and discussed with KPMG LLP during the 2003 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from KPMG LLP, the written disclosures, including the letter, required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on these discussions with KPMG LLP and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2003 Annual Report on Form 10-K.

Audit Committee

John H. Herrell

Robert H. Hotz

Leatrice Ducat

RELATIONSHIP WITH INDEPENDENT AUDITORS

On June 18, 2002, the Company informed its independent accountants, Arthur Andersen LLP (“Andersen”), that they would be dismissed effective as of June 18, 2002. The report of Andersen on the Company’s financial statements for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During its audit for the fiscal year ended December 31, 2001 and for the subsequent interim period through June 18, 2002 (i) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of such disagreements in their reports, and; (ii) there have been no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K. The Company’s Board of Directors, upon the recommendation of the Audit Committee, authorized the dismissal of Andersen and appointment of KPMG LLP. The Company has retained KPMG LLP as its independent accountants, effective June 18, 2002. Pursuant to Item 304 (a) (3) of Regulation S-K, the Company has requested Andersen to furnish it a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter was filed as an Exhibit to the Company’s current report on Form 8-K filed June 18, 2002. During the Company’s most recent fiscal year prior to June 18, 2002, and for the subsequent interim period through June 18, 2002, neither the Company nor anyone acting on behalf of the Company consulted with KPMG LLP regarding any of the items described in Item 304 (a) (2) of Regulation S-K.

KPMG served as the independent accountants for the Company for its 2003 fiscal year and has been selected to serve in that capacity for the Company for the 2004 fiscal year. It is anticipated that representatives of the Company’s independent public accountants will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

During 2003, KPMG LLP provided services in the following categories and amounts:

Audit fees	$806,400
Audit-related fees	180,050
Tax fees	268,960
All other fees	0

Total	1,255,410

For the period of January 1, 2002 through June 17, 2002, Arthur Andersen LLP provided services in the following categories and amounts:

Audit fees	$10,000
Audit-related fees	99,829
Tax fees	128,370
All other fees	152,956

Total	$391,155

During 2002, KPMG LLP provided services in the following categories and amounts:

Audit fees	$644,720
Audit-related fees	70,200
Tax fees	176,270
All other fees	11,865

Total	$903,055

Fees for audit services billed in 2003 and 2002 consisted of audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, and other services related to SEC matters.

Fees for audit-related services billed in 2003 and 2002 consisted primarily of agreed upon procedures, program specific audits and audits of various employee benefit plans for the Company and its subsidiaries.

Fees for tax services billed in 2003 and 2002 consisted primarily of preparation of federal and state income tax returns for certain of the Company’s subsidiaries and consultation on various tax matters related to the Company and its subsidiaries.

The Audit Committee has considered and determined that the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent accounts. The Audit Committee’s pre-approval is subject to the procedure established by the Audit Committee. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

EXPENSES FOR PROXY SOLICITATION

The principal solicitation of proxies is being made by mail; however, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

FOR PRESENTATION AT THE 2005 ANNUAL MEETING

Any proposal that a stockholder wishes to present for consideration at the 2005 Annual Meeting must be received by the Company no later than December 13, 2004. This date provides sufficient time for inclusion of the proposal in the 2005 proxy materials.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, the Proxies confer discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment with respect thereto.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 16, 2004

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INVESTOR RELATIONS, UNIVERSAL HEALTH SERVICES, INC., UNIVERSAL CORPORATE CENTER, 367 SOUTH GULPH ROAD, P.O. BOX 61558, KING OF PRUSSIA, PENNSYLVANIA 19406-0958.

UNIVERSAL HEALTH SERVICES, INC.

AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom is independent of management and the Company, and at least one of whom shall be a financial expert as defined by the rules and regulations of the Securities and Exchange Commission. The Board may appoint a Chairman from time to time to serve at the pleasure of the Board. Members of the committee shall be considered independent as long as they are not affiliated (as defined by regulation) with the Company or any of its subsidiaries, do not accept any consulting, advisory or other compensatory fee (exclusive of director fees) from the Company, and meet the independence requirements of the New York Stock Exchange listing standards. All committee members shall be financially literate

Purpose

The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with [ethics policies and] legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the auditors to engage independent counsel and other advisers as it determines necessary to carry out its duties.

The audit committee shall also prepare an audit committee report as required by the Securities and Exchange Commission to be included in the company’s annual proxy statement.

Duties and Responsibilities

The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of its activities to the board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practice and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall be directly responsible for the appointment and termination (subject, if applicable, to stockholder ratification), compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services prohibited by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

At least annually, the committee shall obtain and review a report by the independent auditors describing:

•	The accounting firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the accounting firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and NYSE listing standards.

The committee shall discuss with the independent auditors the overall scope and plans for its audit, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risks, and legal and ethical compliance programs.

The committee shall meet separately periodically with management, the internal auditors and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the independent auditors to meet privately with the members of the committee. The committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management assertion.

The committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. Any such matters reported to the chairman of the committee shall be promptly communicated by the chairman to other members of the committee.

The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including its judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also the committee shall discuss the results of the annual audit and any other matters required to be communicated by the committee by the independent auditors under generally accepted auditing standards.

The committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty or any other matter brought to the attention of the Company’s general counsel in his capacity as compliance officer.

The committee shall consider any requests for waivers from the Company’s Code of Business Conduct & Ethics or from the Company’s Code of Ethics for Senior Financial Officers (collectively the “Codes of Ethics”) and assure that the Company discloses any such waivers as may be required by the New York Stock Exchange or the regulations of the Securities and Exchange Commission.

The committee shall review annually and report to the Board with respect to the Company’s program relating to monitoring compliance with the Codes of Ethics.

The committee also prepares its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The committee shall report regularly to the full Board.

The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

PROXY

CLASS A

COMMON STOCK

CLASS C

COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of

Directors For The Annual Meeting Of

Stockholders To Be Held On May 19, 2004

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. held of record by the undersigned on April 8, 2004 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 19, 2004, at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK

☐

ACCOUNT NUMBER

CLASS A COMMON

CLASS C COMMON

I.      The Election of Anthony Pantaleoni as a Director.

         ☐  For                         ☐  Against             ☐  Withheld

II.     Approval of an Increase in the Number of Shares of Class B Common Stock Available for

         Issuance Under the 2001 Employees’ Restricted Stock Purchase Plan by 600,000 shares.

         ☐  For                         ☐  Against              ☐  Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

DATED:

SIGNATURE:

SIGNATURE:

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE ABOVE, IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ANTHONY PANTALEONI AS A DIRECTOR AND FOR THE APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF CLASS B COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN BY 600,000 SHARES.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BELOW. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ROBERT H. HOTZ AS A DIRECTOR AND THE APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF CLASS B COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN BY 600,000 SHARES.

WITHHOLD
FOR	AGAINST	AUTHORITY

1.	The Election of Robert H. Hotz as a Director

FOR	AGAINST	ABSTAIN
2.	Approval of an Increase in the Number of Shares of Class B Common Stock Available for Issuance Under the 2001 Employees’ Restricted Stock Purchase Plan by 600,000 Shares.
3.	Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Signature             Date            Signature            Date

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/uhs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

CLASS B

COMMON STOCK

CLASS D COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of Directors For The Annual Meeting Of Stockholders To Be Held On May 19, 2004

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class B Common Stock and Class D Common Stock of Universal Health Services, Inc. held of record by the undersigned on April 8, 2004, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 19, 2004 at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY,

OR VOTE BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Annual Meeting

of

Universal Health Services, Inc. Stockholders

Wednesday, May 19, 2004 10:00 a.m.

Universal Corporate Center 367 South Gulph Road King of Prussia, PA.

Agenda

Election of a Director by the holders of Class A and Class C Common Stock

Election of a Director by the holders of Class B and Class D Common Stock

Approval of an Increase in the Number of Shares of Class B Common Stock Available for Issuance Under the 2001 Employees’ Restricted Stock Purchase Plan by 600,000 Shares

Discussion on matters of current interest